EXHIBIT 99.1

Broadridge Enhances Document Composition and Compliance Reporting Capabilities,
Acquires Summit Financial Disclosure, LLC
Creates end-to-end offering for reporting and transactional needs of corporate issuers

LAKE SUCCESS, N.Y., Oct. 2, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) has acquired Summit Financial Disclosure, LLC, a full-service financial document management solutions provider. Summit’s document composition and regulatory filing services will be integrated with Broadridge’s proxy voting and shareholder communications services to create an end-to-end solution that spans the entire corporate disclosure lifecycle from private funding, through capital markets transactions and ongoing communications to regulators and shareholders. Broadridge has a 30-year history of providing corporate issuer solutions including proxy voting, transfer agency, data, print, omni-channel delivery and annual meeting services.

“Joining Summit’s technology and expertise with Broadridge’s leading communications solutions will create the ideal end-to-end resource for corporations in a market that demands greater speed, convenience and cost efficiency,” said Robert Schifellite, Broadridge’s corporate senior vice president and president, Investor Communication Solutions. “This previously unavailable, efficient, single-source model will better serve our clients by streamlining the disclosure and communications process, eliminating redundancies, increasing speed and reducing costs for corporations.”

Summit was founded in 2013, and acquired EDGARfilings from Thomson Reuters in 2014. Summit’s transactional capabilities support clients in the preparation, filing and dissemination of offering documents and related materials for capital markets transactions and merger and acquisition transactions. Summit’s compliance offerings include SEC EDGAR preparation and filing for ongoing regulatory and shareholder communications. Solutions are offered as a managed service, self-service software or hybrid approach.

“We are excited to join Broadridge, a trusted industry leader in shareholder communications,” said Summit co-founder Jim Palmiter. “Since Summit’s founding in 2013, we have been committed to changing antiquated practices in our industry,” commented Summit co-founder Kenneth McClure. “Combined with Broadridge, we look forward to delivering an expanded suite of innovative services, and even greater value to our clients.”

Terms of the transaction were not disclosed.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a $4 billion global fintech leader, provides investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.  With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day.  Broadridge employs approximately 10,000 full-time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact information:

Investors:
W. Edings Thibault
Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
Linda Namias
Broadridge Financial Solutions
+1 631-254-7711
linda.namias@broadridge.com

Brett Philbin
Edelman
+1 212-704-8263
brett.philbin@edelman.com